 Exhibit 99.3

CONSORTIUM AGREEMENT

THIS CONSORTIUM AGREEMENT, dated as of April 25, 2019 (this “Agreement”), is made by and among Mr. Xiaoping Zhang, Ms. Shuping Chi, Mr. Xiaofeng Zhang and Ruili Group Co., Ltd., a limited liability company formed under the laws of the PRC (the “ Sponsor”, and together with Mr. Xiaoping Zhang, Ms. Shuping Chi and Mr. Xiaofeng Zhang, the “Consortium Members”, each of which is referred to herein as a “Consortium Member”). Each of the Consortium Members and such other parties as may be admitted to the Consortium after the date hereof pursuant to the terms of this Agreement is referred to herein as a “Party”, and collectively, the “Parties”. Unless otherwise defined herein, capitalized terms used herein shall have the meanings assigned to them in Section 9.1 hereof.

WHEREAS, the Parties propose to undertake an acquisition transaction (the “Transaction”) with respect to SORL Auto Parts, Inc., a company incorporated under the laws of the State of Delaware and listed on the NASDAQ Global Market (the “NASDAQ”) (the “Company”), pursuant to which the Company would be delisted from NASDAQ and deregistered under the United States Securities Exchange Act of 1934, as amended (the “Exchange Act”);

WHEREAS, (a) in connection with the Transaction, the Parties propose to form a new company (“Holdco”) under the laws of the State of Delaware, and to cause Holdco to form a direct or indirect, wholly owned subsidiary (“Merger Sub”) under the laws of the State of Delaware, and (b) at the closing of the Transaction (the “Closing”), the Parties intend that Merger Sub will be merged with and into the Company (the “Merger”), with the Company being the surviving company and becoming a direct or indirect, wholly owned subsidiary of Holdco (the “Surviving Company”);

WHEREAS, on the date hereof, the Parties will submit a joint, non-binding proposal (the “Proposal”) to the board of directors of the Company (the “Company Board”) in connection with the Transaction; and

WHEREAS, in accordance with the terms of this Agreement, the Parties will cooperate and participate in (a) the evaluation of the Company, including conducting due diligence of the Company and its business, (b) discussions regarding the Proposal with the Company, (c) the negotiation and discussions in good faith of the terms of definitive documentation with the Company in connection with the Transaction (in which negotiations the Parties expect that Company will be represented by a special committee to be appointed by the Company Board comprised of independent and disinterested directors of the Company, (the “Special Committee”)), including without limitation an agreement and plan of merger among Holdco, Merger Sub and the Company in form and substance to be agreed by the Parties (the “Merger Agreement”), which shall be subject to the approval of the shareholders of the Company.

NOW, THEREFORE, in consideration of the foregoing recitals and of the mutual agreements and covenants set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, hereby agree as follows:

1.	Proposal; Holdco Ownership

1.1  Participation in Transaction. The Parties agree to participate in the Transaction on the terms set forth in this Agreement.

1.2 Proposal. On the date hereof, the Parties shall submit the Proposal to the Company Board. Thereafter, subject to Section 2.1 hereof, the Parties shall collectively: (a) undertake further due diligence with respect to the Company and its business; (b) engage in discussions with the Company regarding the Proposal; and (c) negotiate in good faith the terms of definitive documentation in respect of the Transaction, including without limitation the Merger Agreement and the terms of agreements between the Parties required to support the Proposal or to regulate the relationship between the Parties.

1.3	Holdco Ownership and Arrangements.

(a)	Prior to the execution of the Merger Agreement, the Parties shall (i) incorporate Holdco and shall cause Holdco to incorporate Merger Sub and other intermediate holding companies as may be agreed by the Parties and (ii) agree in good faith the memorandum and articles of association of Holdco, Merger Sub and other intermediate holding companies (if any). The Parties agree that the memorandum and articles of association of Merger Sub shall become the memorandum and articles of association of the Surviving Company at the Closing.

(b)	Each Party shall, to the extent Owning any Company Shares (as defined below), enter into a roll-over agreement in connection with the execution of the Merger Agreement in customary form pursuant to which it will contribute at the Closing all Company Shares Owned by it to Holdco.

(c)	Each Party shall, to the extent it beneficially Owns any Company Shares, enter into a roll-over agreement pursuant to which it will contribute all of such Company Shares to Holdco (or any intermediate holding company) at the Closing in exchange for proportionate newly issued ordinary shares of Holdco (or any intermediate holding company) (with the Company Shares contributed by the Parties pursuant to Section 1.3(c) being valued at the same per share consideration as provided in the Merger Agreement).

(d)	The Sponsor shall deliver an equity commitment letter (the “Equity Commitment Letter”) in a customary form, pursuant to which (and subject to the terms and conditions thereof) it will fund, at the Closing, cash to Holdco in an amount no less than the one set forth in Schedule B attached hereto (the “Proposed Investment Amount”), in each case in exchange for proportionate newly issued equity interests in Holdco.

(e)	For the avoidance of doubt, the Parties agree that the obligation of the Parties to contribute Company Shares and cash to Holdco (or any intermediate holding company) shall be subject to the satisfaction or waiver of the various conditions to the obligations of Holdco and Merger Sub to be set forth in the Merger Agreement (and the satisfaction or waiver of the various conditions to be set forth in the roll-over agreement and Equity Commitment Letters, as applicable). Each Party agrees that it will cause Holdco and Merger Sub not to waive any conditions under or agree to any amendment of the Merger Agreement without the prior written consent of each Party. Each Party further agrees that it will cause Holdco and Merger Sub not to determine that any conditions under the Merger Agreement have been satisfied or to consummate the Merger without the prior written consent of each Party, which consent shall not be unreasonably withheld, delayed or conditioned.

2.	Participation in Transaction; Advisors; Approvals

2.1 Transaction Process.

(a)	The Parties shall cooperate and proceed in good faith to negotiate and consummate the Transaction, including without limitation undertaking further due diligence on the Company and its business, negotiating and discussing the terms and conditions of the Merger Agreement and other definitive transaction documents in respect of the Transaction with the Company (including the Special Committee). In order to facilitate the foregoing and except as otherwise agreed, Mr. Xiaoping Zhang and its Representatives, in consultation with other Parties, shall be primarily responsible for negotiating with the Company (including the Special Committee); provided, that Mr. Xiaoping Zhang and its Representatives shall at all times (1) obtain the consents from other Parties on any adjustment to the purchase price listed in the Proposal and any change to material terms of the Transaction, (2) obtain the consents from other Parties on choosing any alternative structure to pursue the Transaction, (3) consult with the other Parties on the material terms of all Transaction documentation, (4) share with other Parties all drafts of the Transaction documentation, (5) inform other Parties of the status of discussions and negotiations with the Special Committee, and (6) include the Parties in meetings and negotiations with the Special Committee and its advisors if so requested.

(b)	Each Party shall use its reasonable best efforts to execute a customary confidentiality agreement reasonably required by the Company in connection with gaining access to information with respect to the Company in connection with the Transaction.

2.2   Information Sharing. Each Party shall (a) comply with any information delivery or other requirements entered into by Holdco, a Party or an Affiliate of a Party, and shall not, and shall direct its Representatives not to, whether by their action or omission, breach such arrangements or obligations, (b) comply with any confidentiality agreements reasonably required by the Company, (c) share with all other Parties all information reasonably necessary to evaluate the Company, including technical, operational, legal, accounting and financial materials and relevant consulting reports and studies, (d) provide each other Party or Holdco with all information reasonably required concerning such Party or any other matter relating to such Party in connection with the Transaction and any other information a Party may reasonably require in respect of any other Party and its Affiliates for inclusion in the definitive documentation, (e) provide timely responses to requests by other Parties for information, (f) apply the level of resources and expertise that such Party reasonably considers to be necessary and appropriate to meet its obligations under this Agreement. Except as required by law or regulations of any stock exchange or other regulatory body to which a Party is bound, Parties must agree on any public statements about their intentions with respect to the Company, any issuance of which shall be subject to Section 5.1. Unless the Consortium Members otherwise agree, none of the Parties shall commission a report, opinion or appraisal (within the meaning of Item 1015 of Regulation M-A of the Exchange Act). Notwithstanding the foregoing, no Party is required to make available to the other Parties any of their internal investment committee materials or analyses or any information which it considers being commercially sensitive information or which is otherwise held subject to an obligation of confidentiality.

2.3  Appointment of Advisors.

(a)	The Parties agree that Mr. Xiaoping Zhang shall engage or terminate any legal, financial, tax, forensic accounting, consultants or other advisors on behalf of the Consortium in connection with the Transaction, provided that Mr. Xiaoping Zhang shall first consult with other Parties prior to any such engagement or termination. Notwithstanding the foregoing, the Parties agree on the following Advisors: O’Melveny & Myers as international legal counsel to the Consortium; and Huatai United Securities Co., Ltd. as financial advisor to the Consortium.

(b)	Except as otherwise provided in Section 2.3(a), if a Party requires separate representation in connection with specific issues arising out of the Transaction, such Party may retain other Advisors to advise it, provided that such Party shall (i) provide prior notice to other Parties of such retention and (ii) be solely responsible for the fees and expenses of such separate Advisors.

2.4  Approvals. Each Party shall use reasonable best efforts and provide all cooperation as may be reasonably requested by each other Party to obtain all applicable governmental, statutory, regulatory or other approvals, licenses, waivers or exemptions required or, in the reasonable opinion of the Parties, desirable for the consummation of the Transaction.

3.	Exclusivity and Voting

3.1 Exclusivity Period. During the period beginning on the date hereof and ending on the date which is nine (9) months after the execution date of this Agreement, which may be extended as agreed by all Parties in writing, each Party agrees that it shall (and shall cause its Affiliates to):

(a)	subject to Section 2.1 (a), work exclusively with other Parties to implement the Transaction, including to (i) evaluate the Company and its business, (ii) conduct negotiations with the Company; (iii) prepare, negotiate and finalize the definitive Transaction documentation in the form to be agreed by the Parties; and (iv) vote, or cause to be voted, at every shareholder or stakeholder meeting (whether by written consent or otherwise) all of its Company Shares (x) against any Alternative Transaction or matter that would facilitate an Alternative Transaction and (y) in favor of the Transaction;

(b)	not, and shall not permit its Affiliates, or any of its or its Affiliates’ Representatives, directly or indirectly, to (i) propose an Alternative Transaction, or seek, solicit, initiate, induce, facilitate or encourage (including by way of furnishing any non-public information concerning the Company) inquiries or proposals concerning, or participate in any discussions, negotiations, communications or other activities with any person (other than the other Parties) concerning, or enter into or agree to an Alternative Transaction; (ii) provide any information to any third party with a view to the third party or any other person pursuing or considering to pursue an Alternative Transaction; (iii) finance or offer to finance any Alternative Transaction, including by offering any equity or debt finance, or contribution of Company Shares or other securities in the Company or provision of a voting agreement, in support of any Alternative Transaction; (iv) enter into any written or oral agreement, arrangement or understanding (whether legally binding or not) regarding, or do, anything which is inconsistent with the provisions of this Agreement or the Transaction as contemplated by this Agreement; (v) sell, offer to sell, give, pledge, encumber, assign, grant any option for the sale of or otherwise transfer or dispose of, or enter into any agreement, arrangement or understanding to sell or otherwise transfer or dispose of, an interest in any Company Shares or other securities in the Company (“Transfer”), in each case, except as expressly contemplated under the definitive Transaction documentation; (vi) enter into any contract, option or other arrangement or understanding with respect to a Transfer or limitation on voting rights of any Company Shares or other securities in the Company, or any right, title or interest thereto or therein; (vii) deposit any Company Shares or other securities in the Company into a voting trust or grant any proxies or enter into a voting agreement, power of attorney or voting trust with respect to any Company Shares or other securities in the Company; or (viii) seek, solicit, initiate, encourage, facilitate, induce or enter into any negotiation, discussion, agreement or understanding (whether or not in writing and whether or not legally binding) with any other person regarding the matters described in Section 3.1(b)(i) to Section 3.1(b)(vii);

(c)	immediately cease and terminate, and cause to be ceased and terminated, any discussions, negotiations, communications or other activities with any parties that may be ongoing with respect to any Alternative Transaction; and

(d)	promptly notify the other Parties if it or, to its knowledge, any of its Affiliates or any of its or its Affiliates’ Representatives receives any approach or communication with respect to any Alternative Transaction, including the other persons involved and the nature and content of the approach or communication, and provide the other Parties with copies of any written communication.

4.	Termination

4.1 Right to Withdraw. Prior to the execution of the Merger Agreement, any Party may cease its participation in the Transaction with the consent of Mr. Xiaoping Zhang and this Agreement shall terminate with respect to such Party; provided that any Party may cease its participation in the Transaction by providing a written notice to other Parties, without consent from Mr. Xiaoping Zhang, if such Party is required to accept any onerous condition or mitigation measure imposed upon it or any of its Affiliates in connection with obtaining any applicable governmental, statutory or regulatory approvals or clearances in connection with the consummation of the Transaction that would materially and adversely affect such Party’s interest in the Transaction or the ordinary business operation of such Party or its Affiliate(s), in such case this Agreement shall terminate with respect to such Party, as applicable, following which the provisions of Section 4.5(a) will apply.

4.2  Upon Expiration of Exclusivity Period. Subject to Section 4.5(b), if Holdco and the Company have not entered into the Merger Agreement prior to expiration (including any extensions thereof) of the Exclusivity Period, and if the Parties are unable to agree, after good faith endeavors, either (i) as among themselves on the material terms of the Transaction or (ii) with the Special Committee on the material terms of the Transaction, upon expiration of Exclusivity Period, any Party may cease its participation in the Transaction by providing a written notice to other Parties and this Agreement shall terminate with respect to such Party.

4.3  Other Termination Events. Subject to Section 4.5(b), this Agreement shall terminate with respect to all Parties upon a written agreement among the Parties to terminate this Agreement.

4.4  After Execution of Merger Agreement. Subject to Section 4.5(b), after the execution of the Merger Agreement, this Agreement shall terminate without any further action on the part of any Party, upon the earlier of (a) the date the Transaction is consummated and (b) the date that the Merger Agreement is validly terminated in accordance with its terms.

4.5   Effect of Termination.

(a)	Upon termination of this Agreement with respect to a Party pursuant to Section 4.1, Article 3 (Exclusivity and Voting), Article 4 (Termination), Section 5.2 (Confidentiality), Article 6 (Notices) and Article 8 (Miscellaneous) shall continue to bind such Party.

(b)	Upon termination of this Agreement pursuant to Section 4.2, 4.3 or Section 4.4, Article 4 (Termination), Section 5.2 (Confidentiality), Article 6 (Notices) and Article 8 (Miscellaneous) shall continue to bind the Parties.

(c)	Other than as set forth in Section 4.5(a) and Section 4.5(b) or in respect of a breach of this Agreement by any Party prior to the termination of this Agreement with respect to such Party, the Parties shall not otherwise be liable to each other in relation to this Agreement after termination.

5.	Announcements and Confidentiality

5.1     Announcements. No announcements regarding the subject matter of this Agreement shall be issued by any Party either to the Company (including the Company Board) or to the public without the prior written consent of each of the Consortium Members, which consent shall not be unreasonably withheld, delayed or conditioned, except to the extent that any such announcements are required by laws, a court of competent jurisdiction, a regulatory body or international stock exchange, and then only after the form and terms of such disclosure have been notified to the Consortium Members and the Consortium Members have had a reasonable opportunity to comment thereon, in each case to the extent reasonably practicable. Any announcement to be made by the Parties or their Affiliates (including Holdco) in connection with the Transaction shall be jointly coordinated and agreed by the Parties.

5.2     Confidentiality.

(a)	Except as permitted under Section 5.3, each Party shall not, and shall direct its Affiliates and Representatives not to, without the prior written consent of the other Parties, disclose any Confidential Information received by it (the “Recipient”) from any other Party (the “Discloser”). Each Party shall not and shall direct its Affiliates and Representatives not to, use any Confidential Information for any purpose other than for the purposes of this Agreement or the Transaction.

(b)	Subject to Section 5.2(c), the Recipient shall safeguard and return to the Discloser, on demand, any Confidential Information, and in the case of electronic data that constitutes Confidential Information, to return or destroy such Confidential Information (other than any electronic data stored on the back-up tapes of the Recipient’s hardware) at the option of the Recipient.

(c)	Each Party may retain in a secure archive a copy of the Confidential Information referred to in Section 5.2(a) if the Confidential Information is required to be retained by the Party for regulatory purposes or in connection with a bona fide document retention policy.

(d)	Each Party acknowledges that, in relation to any Confidential Information received from a Discloser, the obligations contained in this Section 5.2 shall continue to apply for a period of twelve (12) months following termination of this Agreement pursuant to Section 4.1, 4.2, 4.3 or 4.4, unless otherwise agreed in writing.

5.3     Permitted Disclosures.

A Party may make disclosures (a) to those of its Affiliates and Representatives as such Party reasonably deems necessary to give effect to or enforce this Agreement (including potential sources of capital), but only on a confidential basis and the Party should sign a confidentiality agreement, as applicable, which contains similar content to Section 5.3, with the Recipient; (b) if required by law or a court of competent jurisdiction, the United States Securities and Exchange Commission or another regulatory body or international stock exchange having jurisdiction over a Party or pursuant to whose rules and regulations such disclosure is required to be made, but only after the form and terms of such disclosure have been notified to the other Parties and the other Parties have had a reasonable opportunity to comment thereon, in each case to the extent legally permissible and reasonably practicable; or (c) if the information is publicly available other than through a breach of this Agreement by such Party or its Affiliates or Representatives.

6.	Notices

6.1  Any notice, request, instruction or other document to be given hereunder by any Party to the others shall be in writing and delivered personally or sent by facsimile, overnight courier or e-mail to the contact details set forth on the signature pages and shall be copied to the additional contact as set forth thereon as well or to such other persons or addresses as may be designated in writing by the Party to receive such notice as provided above. Any notice, request, instruction or other document given as provided above shall be deemed given to the receiving Party upon actual receipt, if delivered personally; upon confirmation or proof of successful transmission if sent by facsimile or e-mail (provided that if given by facsimile or e-mail, such notice, request, instruction or other document shall be followed up within one Business Day by dispatch pursuant to one of the other methods described herein); or on the next Business Day after deposit with an overnight courier, if sent by an overnight courier.

7.	Representations and Warranties

7.1  Representations and Warranties. Each Party hereby represents and warrants, on behalf of such Party only, to the other Parties that (a) it has the requisite power and authority to execute, deliver and perform this Agreement; (b) the execution, delivery and performance of this Agreement by it have been duly authorized by all necessary action on the part of such Party and no additional proceedings are necessary to approve this Agreement; (c) this Agreement has been duly executed and delivered by it and constitutes a valid and binding agreement of such Party enforceable against it in accordance with the terms hereof; (d) its execution, delivery and performance (including the provision and exchange of information) of this Agreement will not (i) conflict with, require a consent, waiver or approval under, or result in a breach of or default under, any of the terms of any material contract or agreement to which such Party is a party or by which such Party is bound, or any office such Party holds, (ii) violate any order, writ, injunction, decree or statute, or any rule or regulation, applicable to such Party or any of its properties and assets or (iii) result in the creation of, or impose any obligation on such Party to create, any lien, charge or other encumbrance of any nature whatsoever upon such Party’s properties or assets; and (e) no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Transaction based upon arrangements made by or on behalf of such Party.

7.2  Company Shares. As of the date of this Agreement, each Party (A) Owns the number of outstanding Company Shares set forth under the heading “Company Shares” next to its names on Schedule A hereto, and (B) Owns the other Securities set forth under the heading “Other Securities” next to their names on Schedule A hereto, in each case free and clear of any encumbrances or restrictions; (ii) such Party has the sole right to control the voting and disposition of the Company Shares (if any) and any other Securities (if any) Owned by such Party; and (iii) such Party does not Own, directly or indirectly, any Company Shares or other Securities other than as set forth on Schedule A hereto. Each Party agrees that it shall not acquire Ownership of any Company Shares prior to the termination of this Agreement pursuant to Section 4.

7.3  Reliance. Each Party acknowledges that the other Parties have entered into this Agreement on the basis of and reliance upon (among other things) the representations and warranties in Section 7.1 and Section 7.2 and have been induced by them to enter into this Agreement.

8.	Miscellaneous

8.1  Entire Agreement. This Agreement constitutes the entire agreement between the Parties and supersedes any previous oral or written agreements or arrangements among them or between any of them relating to its subject matter.

8.2  Further Assurances. Each Party shall use all reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other Parties in doing, all things necessary, proper or advisable to carry out the intent and purposes of this Agreement.

8.3  Severability. If any provision of this Agreement is held to be invalid or unenforceable for any reason, it shall be adjusted rather than voided, if possible, in order to achieve the intent of the Parties to the maximum extent possible. In any event, the invalidity or unenforceability of any provision of this Agreement in any jurisdiction shall not affect the validity or enforceability of the remainder of this Agreement in that jurisdiction or the validity or enforceability of this Agreement, including that provision, in any other jurisdiction.

8.4  Amendments; Waivers. Neither this Agreement nor any term hereof may be amended or otherwise modified other than by an instrument in writing signed by each of the Parties. No provision of this Agreement may be waived, discharged or terminated other than by an instrument in writing signed by the Party against whom the enforcement of such waiver, discharge or termination is sought. No failure or delay by any Party in exercising any right, power or privilege under this Agreement shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

8.5  Assignment; No Third Party Beneficiaries. Other than as provided herein, the rights and obligations of any Party shall not be assigned without the prior consent of the Consortium Members; provided that each of the Parties may assign its rights and obligations under this Agreement upon Closing, in whole or in part (including, for the avoidance of doubt, a syndication of part of its equity commitment), to any of its Affiliates. This Agreement shall be binding upon the respective heirs, successors, legal representatives and permitted assigns of the Parties. Nothing in this Agreement shall be construed as giving any person, other than the Parties and their heirs, successors, legal representatives and permitted assigns any right, remedy or claim under or in respect of this Agreement or any provision hereof.

8.6  No Partnership or Agency. The Parties are independent and nothing in this Agreement constitutes a Party as the trustee, fiduciary, agent, employee, partner or joint venture of the other Party.

8.7  Counterparts. This Agreement may be executed in counterparts and all counterparts taken together shall constitute one document.

8.8  Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the PRC, without giving effect to any choice of law or conflict of law rules or provisions that would cause the application of the laws of any jurisdiction other than the PRC.

8.9  Dispute Resolution. Any disputes arising out of or in any way relating to this Agreement shall be submitted to the Shanghai International Economic and Trade Arbitration Commission and resolved in accordance with the Arbitration Rules in force at the time of applying for arbitration.

8.10    Specific Performance. Each Party acknowledges and agrees that the other Parties would be irreparably injured by a breach of this Agreement by it and that money damages alone are an inadequate remedy for actual or threatened breach of this Agreement. To the extent permitted by applicable law, each Party shall be entitled to request specific performance in respect of breach of this Agreement.

8.11    Limitation on Liability. The obligation of each Party under this Agreement is several (and not joint or joint and several).

9.	Definitions and Interpretations

9.1  Definitions. In this Agreement, unless the context requires otherwise:

“Advisors” means any advisors or consultants of the Consortium, Holdco, Merger Sub or a Party, in each case appointed in connection with the Transaction.

“Affiliate” shall have the meaning ascribed to such term in Rule 12b-2 under the Exchange Act; including, for the avoidance of doubt, any affiliated investment funds of such Party or any investment vehicles of such Party or such funds; provided, however, that with respect only to Parties that are a private equity, sovereign or other funds in the business of making investments in portfolio companies managed independently, no portfolio company of any such Party (including portfolio company of any affiliated investment fund or investment vehicle of such Party) shall be deemed to be an Affiliate of such Party.

“Alternative Transaction” means any inquiry, proposal or offer from any person (other than the Consortium) relating to (i) any direct or indirect acquisition or purchase of any capital stock or other equity interest in, or any of the businesses of, the Company, or a merger, consolidation or other business combination transaction involving the Company or (ii) a transfer, sale or lease of any of the assets of the Company or any of its Subsidiaries that are used or have been used by the Company or any of its Subsidiaries in the conduct of their respective businesses.

“Business Day” means any day (other than a Saturday or a Sunday) on which banks generally are open in New York City, New York, and in PRC, for the transaction of normal banking business.

“Company Shares” means the issued and outstanding common stocks of the Company.

“Confidential Information” includes (i) all written, oral or other information obtained in confidence by one Party from any other Party in connection with this Agreement or the Transaction, unless such information (x) is already known to such Party or to others not known by such Party to be bound by a duty of confidentiality, or (y) is or becomes publicly available other than through a breach of this Agreement by such Party, and (ii) the existence or terms of, and any negotiations or discussions relating to, this Agreement, the Proposal and any definitive documentation, including the Merger Agreement.

“Consortium” means the consortium formed by the Parties to undertake the Transaction.

“Control” shall have the meaning ascribed to such terms in Rule 12b-2 under the Exchange Act.

“Own” or “Ownership” means, with respect to a person and security, the person (x) is the record holder of such security or (y) is the “beneficial owner” (within the meaning of Rule 13d-3 under the Exchange Act) of such security.

“PRC” means People’s Republic of China. For the purpose of this Agreement, PRC shall not include Hong Kong Special Administrative Region, Macao Special Administrative Region and Taiwan District.

“Representative” of a Party means that Party’s officers, directors, employees, accountants, counsel, financial advisors, consultants, other advisors, commercial bankers, lending institutions, general partners, limited partners, and other potential debt and equity financing sources. The Representatives shall include the Advisors.

“Securities” means shares, warrants, options and any other securities which are convertible into or exercisable for shares of the Company including Company Shares.

9.2  Headings. Section and paragraph headings are inserted for ease of reference only and shall not affect construction.

[Signatures begin on next page]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed and delivered as of the date first written above.

Mr. Xiaoping Zhang

/s/ Xiaoping Zhang

Notice details:

Address: No. 2666 Kaifaqu Avenue, Ruian Economic Development District, Ruian City, Zhejiang Province 325200, PRC Email: zxp@sorl.com.cn

[Consortium Agreement Signature Page]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed and delivered as of the date first written above.

Ms. Shuping Chi

/s/ Shuping Chi

Notice details:

Address: No. 2666 Kaifaqu Avenue, Ruian Economic Development District, Ruian City, Zhejiang Province 325200, PRC Email: csp@sorl.com.cn

[Consortium Agreement Signature Page]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed and delivered as of the date first written above.

Mr. Xiaofeng Zhang

/s/ Xiaofeng Zhang

Notice details:
Address: No. 2666 Kaifaqu Avenue, Ruian Economic Development District, Ruian City, Zhejiang Province 325200, PRC Email: zxf@sorl.com.cn

[Consortium Agreement Signature Page]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed and delivered as of the date first written above.

Ruili Group Co., Ltd.

By:	/s/ Xiaoping Zhang
Name:	Xiaoping Zhang
Title:	Chairman of the Board

Notice details:
Address: No. 2666 Kaifaqu Avenue, Ruian Economic Development District, Ruian City, Zhejiang Province 325200, PRC Attention: Legal Representative

[Consortium Agreement Signature Page]

SCHEDULE A

EXISTING SHARE OWNERSHIP

Parties	Company Shares Held of Record	Other Securities
Xiaoping Zhang	9,087,527	-
Shuping Chi	1,135,938	-
Xiaofeng Zhang	1,135,938	-
Ruili Group Co., Ltd.	-	-

A-1

SCHEDULE B

Proposed Investment Amount Committed by the Sponsor

Sponsor	Commitment
Ruili Group Co., Ltd.	100% of cash Merger consideration

B-1